Exhibit 99.1

Public Relations 470 Park Avenue South, New York, NY 10016 (212) 725-4500

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES FISCAL FIRST QUARTER

PRELIMINARY UNAUDITED NET SALES RESULTS

BOHEMIA, N.Y. – January 8, 2008 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced preliminary unaudited net sales results for the fiscal first quarter ended December 31, 2007.

NBTY preliminary unaudited net sales for the fiscal first quarter by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE FISCAL FIRST QUARTER ENDED DECEMBER 31

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$259	$247	5%

North American Retail	$56	$55	2%

European Retail	$158	$153	4%

Direct Response/E-commerce	$37	$52	-28%

Total	$511	$506	1%

European Retail net sales in local currency decreased 3% from the prior like period.  North American Retail same store sales increased 6% for the fiscal first quarter ended December 31, 2007 compared to the prior like period.

Direct Response/E-Commerce results for the quarter ended December 2006 reflect a highly promotional campaign which was not conducted in the quarter ended December 2007.  Direct Response/E-Commerce should be viewed on an annual basis.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.